UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 30, 2012

DEER VALLEY CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Florida	000-05388	20-5256635
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3111 W. Dr. MLK Blvd., Ste 100, Tampa, FL 33607

(Address of principal executive offices) (Zip code)

(813) 418-5250

(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below of the Form 8-K if the filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2)(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 2.01. Completion of Acquisition or Disposition of Assets.

On Friday, March 30, 2012, Deer Valley Corporation (the “Company”) entered into an agreement with its majority shareholder, Vicis Capital Master Fund (“Vicis”). Under the agreement, the Company repurchased all of the Company’s issued and outstanding Series C and Series E Convertible Preferred Stock, together with a 1,096,291 share block of the Company’s common stock, and acquired a favorably priced option. The option gives the Company the exclusive right, but not the obligation, to repurchase an additional 12,310,359 shares of the Company’s common shares now held by Vicis. The option is exercisable at various time-determined, fixed prices ranging from $0.4305/share to $0.593/share during the period between April 3, 2012 and June 1, 2013. The aggregate purchase price for the two series of preferred shares, the block of common shares, and the option was $3,200,000.

In considering the foregoing transaction, the Company’s Board of Directors considered, among other matters; a valuation analysis performed by a third party; the current trading price of the Company’s common stock on the OTC Bulletin Board; and appropriate valuation adjustments, related to control shares, the value of an option establishing exclusive transfer rights thereto, and the gain to the unaffiliated shareholders resulting from the elimination of certain rights potentially attributable to Vicis as the holder of greater than 80% of the Company’s voting shares.

Item 9.01. Financial Statements and Exhibits

The following exhibits are filed with this Form 8-K:

Exhibit No.	Description

10.1	Common Stock Redemption Agreement dated March 30, 2012

10.2	Securities Redemption and Purchase Agreement dated March 30, 2012

10.3	Common Stock Option Agreement dated March 30, 2012

99.1	Press Release, dated April 5, 2012 - “Deer Valley Corporation Reports Retirement Of All Classes Of Potentially Dilutive Preferred Shares, Repurchase A Block Of Common Shares And Acquisition Of A Favorably Priced Option To Buy In Additional Common Shares”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEER VALLEY CORPORATION

By:	s/ Charlie Masters
Name:	Charles G. Masters
Title:	President, Chief Executive Officer
Dated:	April 5, 2012